Exhibit 99.3

RC2 CORPORATION

INCENTIVE BONUS PLAN

I.    Participants.

The Participants under the RC2 Corporation Incentive Bonus Plan shall be management and salaried team members as determined by the CEO and President (Top Executives).

II.    Calculation of Actual Bonus Unit Value.

A.  The Beginning Bonus Unit Value shall be established at the beginning of each year and shall be set at $1,000. The Actual Bonus Unit Value shall be calculated by multiplying Excess Pre-Bonus EBITDA times 15.6% and then dividing by the total number of Bonus Units Targets determined per Section III.A.

B.  The Excess Pre-bonus EBITDA is calculated based on the actual annual pre-bonus EBITDA less the Cost of Invested Assets (CIA).

C.  Pre-bonus EBITDA shall exclude the impact of material non-recurring items. Non-recurring items shall also be excluded in calculating the financially based bonus components listed below in Section III.

D.  The Weighted Average Cost of Capital (WACC) shall be determined annually at the beginning of each year using a formula provided by the Company’s investment bankers which is based on the Company’s capital structure and market conditions as of the beginning of that year.

E.   CIA shall be determined at the beginning of each year based on total tangible assets less cash in excess of 2% of net sales for the previous year and current liabilities as of the beginning of each year plus the cash amount invested in acquisitions less the net tangible assets acquired for all acquisitions after January 1, 2003 times the WACC.

F.   Pre-bonus EBITDA shall exclude the entire impact of an acquisition in the year of an acquisition, including, but not limited to, any amount of sales or costs or expenses associated with the acquisition. The intent is that the effect of the acquisition shall be excluded in its entirety in calculating the Pre-bonus EBITDA and in determining whether the financially based bonus components described in Article III have been achieved for the year of acquisition.

III.    Determination and Distribution of Bonus Amounts.

A.  For each Participant other than the Executive Management listed on Exhibit A, the Top Executives shall approve an annual number of Bonus Unit Targets. The Bonus Unit Targets shall be generally based on each Participant’s level of responsibility and level of performance.

B.  One third of the Bonus Unit Targets shall be earned based on achieving each of three financially based bonus components. The financially based bonus components shall be achieved based on meeting or exceeding the Minimum Company-wide Performance Growth Target of 5% over the prior year in the following three categories: (a) net sales dollars, (b) trading margin dollars and (c) operating income dollars. In determining the growth percentages, acquisitions shall be excluded in the year of acquisition consistent with section II.F. For the year after an acquisition, prior year results shall be measured on a pro-forma basis, subject to adjustment for all discontinued and non-recurring items.

Participants in the International Business Unit shall have local operating unit financially based bonus components set annually by the Top Executives which determine 50% of the financially based bonus components with the remaining 50% of the financially based components based on the Company-wide components listed above.

C.  Bonuses shall be paid by March 15 of the following year. Participants must be employed at RC2 or one of its subsidiaries and in good standing as of the payment date in order to receive bonus payments. New employees beginning employment by September 30 of each calendar year are eligible for a prorated bonus in the year hired; inclusion in the bonus plan is at the discretion of the Top Executives. Bonuses for non-salaried or part-time employees are discretionary.

IV.    Other.

   This plan shall take effect for 2005. RC2 may change or terminate this bonus plan annually or at any point in time during a bonus year.

2

Exhibit A

EXECUTIVE MANAGEMENT
PARTICIPANTS AND BONUS UNIT TARGETS

I.    Participants.

      The following shall be the Participants under the RC2 Corporation Executive Management Incentive Bonus Plan for 2005.

Participant	Bonus Target Amount

Curt Stoelting, CEO	$425,000
Peter Henseler, President	$425,000
Richard Rothkopf, EVP	$350,000
John Lee, EVP	$250,000
Tom Lowe, EVP	$250,000
Helena Lo, EVP and Managing Director (RC2 Ltd)	$230,000
Jody Taylor, CFO	$230,000

II.   Calculation of Bonus Unit Targets.

Bonus target units shall be determined and paid consistent with the Company’s Incentive Bonus Plan by converting the Bonus Target Amount into Bonus Unit Targets using the following formula.

Bonus Target Amount for each Participant
Divided by
The Beginning Bonus Unit Value
   = Each Participant’s Bonus Unit Target

example—
Bonus Target Amount --   $200,000
Beginning Bonus Unit Value --       $1,000
Bonus Unit Target         200 units

* As detailed in the Incentive Bonus Plan

RC2 CORPORATION

TOP MANAGEMENT
ADDITIONAL BONUS PLAN

III.  Participants.

The following shall be the Participants under the RC2 Corporation Top Management Additional Bonus Plan for 2005. The applicable Additional Bonus % Targets for a Participant shall be the amount set forth opposite the Participant's name below and shall be applied to the Additional Bonus Pool Amount to determine each Participant’s Additional Bonus Amount. The administrator of this plan shall select the Participants for subsequent years and Additional Bonus % Targets for such Participants.

Participant	Additional Bonus Pool % Target

Curt Stoelting, CEO	27%
Peter Henseler, President	27%
Richard Rothkopf, EVP	12%
John Lee, EVP	12%
Helena Lo, EVP and Managing Director (RC2 Ltd)	11%
Jody Taylor, CFO	11%

IV.  Calculation of Additional Bonus Pool Amount.

A.    The Additional Bonus Pool Amount is calculated and paid at the end of each fiscal year at the same time as the Incentive Bonus based on the following calculation—
Actual Excess Pre-bonus EBITDA
Less - Targeted Excess Pre-bonus EBITDA
Times - 18%
= Additional Bonus Pool Amount

B.    The Targeted Excess Pre-bonus EBITDA amount shall be determined for 2005 through 2007 based on the actual Pre-bonus EBITDA* for the previous year plus 5% less the Cost of Invested Assets* calculated for each of these years. These annual amounts shall be adjusted for the impact of acquisitions in a manner consistent with the provisions detailed in the Incentive Bonus Plan.

* As detailed in the Incentive Bonus Plan

C.    The Additional Bonus Amount shall be capped annually at an amount equal to each Participant’s Bonus under the Executive Management Incentive Bonus Plan and in no case, shall a Participant’s total annual bonus amounts exceed three times the Participant’s Bonus Target Amount listed in the Executive Management Incentive Bonus Plan.

V.  Other.

This plan shall take effect for 2005. RC2 may change or terminate this bonus plan annually or at any point in time during a bonus year.